Exhibit 1.1

ARTICLES OF INCORPORATION

Adopted on	March 6, 1968

Amended on	July 10, 1968	February 20, 1969	March 20, 1969
	June 16, 1969	February 7, 1970	February 6, 1971
	November 23, 1971	February 4, 1972	November 29, 1972
	February 12, 1973	February 5, 1974	February 8, 1975
	February 6, 1976	February 8, 1977	February 25, 1978
	February 24, 1979	February 28, 1981	February 23, 1982
	February 18, 1984	February 5, 1985	February 26, 1986
	March 7, 1987	February 27, 1988	March 15, 1989
	March 6, 1990	March 14, 1991	March 7, 1992
	October 13, 1992	March 8, 1993	April 15, 1994
	March 15, 1995	March 15, 1996	March 14, 1997
	March 17, 1998	August 20, 1998	March 16, 1999
	March 17, 2000	March 16, 2001	March 15, 2002
	March 14, 2003	March 12, 2004	February 24, 2006
	February 23, 2007	February 27, 2009	February 26, 2010
	February 25, 2011	March 16, 2012

CHAPTER I. GENERAL PROVISIONS

Article 1.	Company Name

The name of the Company in Korean shall be “Chusik Hoesa POSCO” and in English, “POSCO”

Article 2.	Purpose

The purpose of the Company is to engage in the following business activities:

1.	To manufacture, market, promote, sell and distribute iron, steel and rolled products;

2.	To engage in harbor loading and unloading, transportation and warehousing businesses;

3.	To engage in the management of professional athletic organizations;

4.	To engage in the supply of LNG and power generation as well as in the distribution business thereof and in the resources development business;

5.	To engage in leasing of real estate and distribution businesses;

6.	To engage in the supply of district heating business;

7.	To engage in marine transportation, processing and sales of minerals within or outside of Korea;

8.	To engage in educational service and other services related to business;

9.	To engage in manufacture, process and sale of non-ferrous metal; and

10.	To engage in all other conducts, activities or businesses which are related, directly or indirectly, to the attainment and continuation of the foregoing purposes.

Article 3.	Location of the Head Office and Branch Offices

The head office of the Company shall be located at Pohang-si, Kyungsangbuk-do, the Republic of Korea (“Korea”). Branch offices may be established elsewhere by resolution of the Board of Directors of the Company.

Article 4.	Notices

Public notices by the Company shall be disclosed on the website of the Company (http://www.posco.com). When such online disclosure is made impracticable due to online system error or any other electronic technical failure, public notices by the Company shall be disclosed in the Seoul Shinmun, the Maeil Shinmun and the Kwangju Ilbo, daily newspapers published in Seoul, Daegu Metropolitan City and Kwangju Metropolitan City, respectively.

CHAPTER II. SHARES

Article 5.	Total Number of Authorized Shares

The total number of shares which the Company is authorized to issue (“Authorized Shares”) is two hundred million (200,000,000) shares.

Article 6.	Face Value, Types of Shares and Share Certificates

The types of shares to be issued by the Company shall be registered common shares and registered preferred shares, having a face value of 5,000 Won per share.

Share certificates shall be issued by the Company in denominations of one (1), three (3), four (4), five (5), ten (10), fifty (50), one hundred (100), five hundred (500), one thousand (1,000) and ten thousand (10,000) shares as the shareholders may request.

Article 7.	Number and Contents of Preferred Shares

(1)	Preferred shares to be issued by the Company shall be non-voting, and the number thereof shall not exceed the limit prescribed in the mandatory provisions of the applicable laws or regulations.

(2)	The dividends on non-voting preferred shares shall be no less than nine percent (9%) per annum of the par value and the rate thereof shall be determined by the Board of Directors at the time of issuance.

(3)	Notwithstanding Paragraph (2), a dividend on preferred shares shall not be required to be declared in case the amount available for dividend is less than the aggregate amount of the minimum dividend.

Article 8.	Shares to be Issued at the Time of Incorporation

The Company shall issue forty thousand (40,000) shares at the time of incorporation.

Article 9.	No Issuance of Share Certificates

If a shareholder does not desire to receive share certificates representing the whole or part of the shares owned by him, no share certificates representing such shares shall be issued by the Company.

Article 9-2.	Electronic Registration of Shares

(1)	The Company, by the resolutions of the Board of Directors, may elect to adopt the system that allows shareholders electronically register its shares on the electronic registrar on the designated electronic registration system instead of issuing certificates representing its shares.

(2)	The Board of Directors shall determine the standard operation policy necessary for the Company’s adoption of the electronic securities system.

Article 10.	Pre-emptive Rights

(1)	Except as otherwise provided by Paragraphs (2) through (4) of this Article 10 and the mandatory provisions of the applicable laws or regulations, in case of the issuance of new shares, the shareholders of the Company shall have the right to subscribe for such newly issued shares in proportion to the number of shares held by each of them; provided, however, that the Company may, by resolution of the Board of Directors, allocate preferred shares to holders of preferred shares in proportion to the number of shares held by each of them.

(2)	The Board of Directors may allocate new shares to persons other than the shareholders by a resolution of the Board of Directors in the following cases. If the Company issues new shares to persons other than the shareholders of the Company pursuant to this Article 10, the Company shall notify the shareholders or make public two (2) weeks in advance of the date of subscription of the new shares detailing the type, number, issue price, date of subscription and the manner of subscription of the newly issued shares in accordance with the Korean Commercial Code.

1.	If the Company issues new shares by a public offering or has underwriters underwrite new shares by a public offering in accordance with the applicable legislation;

2.	If the Company allocates new shares to the members of the Company’s Employee Stock Ownership Association in accordance with the applicable legislation;

3.	If the Company issues new shares for the issuance of depositary receipts in accordance with the applicable legislation;

4.	If the Company issues new shares through offering to the public investors by the resolutions of the Board of Directors in accordance with the applicable legislation;

5.	If the Company issues new shares to the existing creditors in order to convert the debt into capital;

6.	If the Company issues new shares to the domestic and/or foreign entities in accordance with a joint venture agreement, strategic affiliation or technology license and transfer agreement executed by and between the Company and such entities for the management purposes; and

7.	If the Company issues new shares to the domestic and/or foreign financial institutions in order to finance the Company in the emergent cases.

(3)	Any shares unsubscribed after the exercise of pre-emptive rights by shareholders who are entitled to them or any fractional shares remaining after the allocation of new shares may be disposed of by a resolution of the Board of Directors.

(4)	Notwithstanding the provisions of Paragraphs (2) through (3) of this Article 10, new shares may be allocated to persons other than the existing shareholders by a special resolution passed at a General Meeting of Shareholders when it is deemed necessary for attaining the purposes of the Company such as introduction of new technology and financial restructuring.

(5)	In case the Company issues new shares by a rights offering, bonus issue or stock dividend, such shares will be deemed to have been issued at the end of the fiscal year immediately preceding the fiscal year during which the shares are issued.

Article 11.	Offering to Public Investors, etc.

(1)	The Company may issue new shares constituting not more than ten-hundredths (10/100) of the total issued shares of the Company through offering to public investors by the resolution of the Board of Directors in accordance with applicable legislations.

(2)	In event that the Company issues new shares in accordance with the resolution of the Board of Directors due to the reasons set forth in Items 5 through 7 of Paragraph (2) of Article 10, the total face amount of new shares shall not exceed one hundred billion (100,000,000,000) Won.

(3)	The type, number and the issue price of the shares to be issued by the manner as set forth in Paragraphs (1) and (2) shall be determined by the resolution of the Board of Directors; provided that the issue price of the new shares must be no less than the price as set forth in applicable legislations.

Article 12.	(Deleted)

Article 13.	Registration and Alteration of an Entry in the Register of Shareholders

(1)	The Company shall, by resolution of the Board of Directors, appoint an agent to attend to the registration of transfer of shares and bonds and creation of pledges thereon, the indication of trust assets, the re-issuance of share certificates and any other matters relating thereto. Specific procedures therefor shall be in accordance with applicable laws and regulations relating to such matters and the rules the agent may set forth.

(2)	Shareholders and registered pledgees who reside in foreign countries shall appoint and report the place where, and an agent to whom, notices will be given in Korea.

Article 13-2.	Register of Shareholders by Electronic Means

In accordance with the Korean Commercial Code, the Company may make entries in the Register of Shareholders by electronic means.

Article 14.	Fees

The Company may, by resolution of the Board of Directors, charge, or have the register agent charge, a fee for services it renders in connection with any of the matters set forth in Article 13 above, or for any services related to shareholder inspection of the Company’s financial statements or other documents, and for providing any copies thereof.

Article 15.	Record Date and Suspension of Alterations of Entries in the Register of Shareholders

(1)	The Company shall suspend entries of alterations, registration or cancellation of pledges over shares and indication of trust assets and cancellation thereof in the Register of Shareholders of a period commencing on January 1 and ending on January 15 of each year.

(2)	The record date of the Register of Shareholders shall be December 31 of each year, and such shareholders listed on the Register of Shareholders as of the record date shall be entitled to exercise their rights thereof at the General Meetings of Shareholders.

(3)	The Company may, by resolution of the Board of Directors or by resolution of a committee as authorized by the Board of Directors, suspend the entry of a change as to the matters contained in the Register of Shareholders for a specified period of time or set a record date when deemed necessary and for the purpose of convening an Extraordinary General Meeting of Shareholders; provided, however, that the period of suspension shall not exceed three (3) months and two (2) weeks prior notice of suspension or fixing of a record date has been given to the shareholders. The Board of Directors or such authorized committee may, when deemed necessary, both suspend the entry of a change in the Register of Shareholders and set a record date.

CHAPTER III. BONDS

Article 16.	Issuance of Bonds

The Company may issue bonds by a resolution of the Board of Directors.

Article 17.	Issuance of Convertible Bonds

(1)	The Company may issue convertible bonds in the aggregate fact amount not exceeding two trillion (2,000,000,000,000) Won to persons other than the shareholders in the following cases:

1.	If the Company issues convertible bonds by public offering.

2.	If the Company enters into a joint venture agreement, strategic alliance or technical license and transfer agreement, when it is deemed necessary, and issues convertible bonds to any domestic or international corporation accordingly.

3.	If the Company issues convertible bonds to a domestic or international financial institution to provide urgently needed funds.

(2)	Convertible bonds mentioned in Paragraph (1) may, by resolution of the Board of Directors, be issued with their conversion rights limited to a certain portion of their face amount.

(3)	Upon conversion from the aggregate face amount of convertible bonds, common shares may be issued up to one trillion three hundred billion (1,300,000,000,000) Won and preferred shares may be issued up to seven hundred billion (700,000,000,000) Won, and the conversion price, which shall not be less than the par value of the shares, shall be determined by resolution of the Board of Directors at the time of issuance of the convertible bonds.

(4)	The conversion period shall be the period commencing from the date of issuance of the convertible bonds and ending on the date immediately preceding the date of redemption of the convertible bonds. The conversion period may be adjusted by a resolution of the Board of Directors; provided, that the conversion period shall in any event fall within the period mentioned above.

(5)	The provisions of Article 10, Paragraph (5) shall apply mutatis mutandis to the payment of dividends on the shares issued upon conversion and the payment of interest on the convertible bonds.

Article 17-2.	Issuance of Bonds with Warrants

(1)	The Company may issue bonds with warrants to persons other than its shareholders to the extent that the aggregate par value of the bonds with warrants do not exceed two trillion (2,000,000,000,000) Won, in case of the events prescribed in Paragraph (1) of Article 17 above.

(2)	The amount with respect to which the pre-emptive rights may be exercised shall be determined by resolution of the Board of Directors; provided, that such amount shall not in any event exceed the aggregate face amount of bonds with warrants.

(3)	Upon exercise of the warrants, from the aggregate face amount of bonds with warrants, common shares may be issued up to one trillion three hundred billion (1,300,000,000,000) Won and preferred shares may be issued up to seven hundred billion (700,000,000,000) Won, and the issue price, which shall not be less than the face value of the shares, shall be determined by resolution of the Board of Directors at the time of issuance of bonds with warrants.

(4)	The period during which the pre-emptive rights may be exercised shall be the period commencing from the date of issuance of bonds with warrants and ending on the date immediately preceding the date of redemption of bonds with warrants. The period during which the pre-emptive rights may be exercised may be adjusted by resolution of the Board of Directors; provided, that such period shall in any event fall within the period mentioned above.

(5)	The provisions of Article 10, Paragraph (5) shall apply, mutatis mutandis, to the payment of dividends on the new shares issued upon exercise of the pre-emptive rights.

Article 18.	Electronic Registration of Bonds

When the Company issues the bonds, instead of issuing certificates representing the bonds, the Company may electronically register its bonds on the electronic registrar of a designated electronic registration system by a resolution of the Board of Directors or by the decision of the Representative Director of the Company (in case the Board of Directors delegates an authority to issue the bonds to the Representative Director).

Article 18-2.	Provisions Applicable mutatis mutandis to the Issuance of Bonds

Articles 13 and 14 of these Articles of Incorporation shall apply mutatis mutandis to the issuance of bonds.

CHAPTER IV. GENERAL MEETING OF SHAREHOLDERS

Article 19.	Convening of General Meeting of Shareholders

(1)	An Ordinary General Meeting of Shareholders shall be held within three (3) months after the end of each fiscal year, and an Extraordinary General Meetings of Shareholders may be convened at any time in compliance with a resolution of the Board of Directors and applicable laws or regulations.

(2)	Shareholders may act only with respect to matters set forth in a written notice at a General Meeting of Shareholders.

(3)	General Meeting of Shareholders shall be held in Seoul, Korea or at location of the Company’s head office.

(4)	A General Meeting of Shareholders shall be convened by the Chairman of the Company or by the President or Vice President of the Company acting under the Chairman’s authorization.

Article 20.	Notices

(1)	Written notice of each General Meeting of Shareholders of the Company shall state the date, time, venue and the agenda for which the meeting has been called. The written notice shall be delivered to all shareholders by postal mail or by e-mail transmission at least two weeks prior to the date set for such General Meeting of Shareholders.

(2)	Written notice of a General Meeting of Shareholders to be given to shareholders holding one-hundredth (1/100) or less of the total number of issued shares entitled to vote may be substituted by notices made at least twice in each of the Seoul Shinmun published in Seoul, the Maeil Shinmun published in Daegu Metropolitan City and the Kwangju Ilbo published in Kwangju Metropolitan City two weeks prior to the date set for such Meeting, or by notices to be posted on an electronic disclosure database system maintained by the Financial Supervisory Service or the Korea Exchange two weeks prior to the date set for such General Meeting of Shareholders.

Article 21.	Presiding Officer

The Chairman and the Representative Director shall preside at the General Meetings of Shareholders. In the absence of the Chairman, the President and the Vice President among Inside Directors shall act as chairman in accordance with their order of authority.

Article 22.	Authority of the Presiding Officer

The presiding officer at a General Meeting of Shareholders may order any person to cease making any statements or to leave the meeting or that statements made by such person be stricken from the record if the presiding officer determines that such person is deliberately preventing deliberations or is disturbing the order of the proceedings at the meeting. A person so ordered shall comply with the presiding officer’s instructions.

Article 23.	Vote by Proxy

(1)	Any shareholder entitled to vote at a General Meeting of Shareholders shall have the right to vote by proxy.

(2)	Any shareholder may exercise his vote by proxy. However, the proxy shall submit a document evidencing the power of representation before the opening of the General Meeting of Shareholders. In the case of a corporate entity, any of its officers or directors may be a proxy.

Article 24.	Quorum and Requisite for Resolutions

(1)	Except as otherwise provided in these Articles of Incorporation or by applicable laws or regulations, all resolutions passed at a General Meeting of Shareholders shall be adopted by the affirmative vote of a majority of the voting shares of the shareholders present, which shall represent at least one-fourth (1/4) of the voting shares of the Company then issued and outstanding.

(2)	In the following cases, the resolutions of a General Meeting of Shareholders shall be adopted by the affirmative vote of at least two-thirds (2/3) of the voting shares of the shareholders present and by the affirmative vote of at least one-third (1/3) of the voting shares of the total issued and outstanding shares:

1.	Amendment of the Articles of Incorporation;

2.	Transfer of all or any important part of the business;

3.	Execution, amendment or rescission of a contract for leasing the whole of the business, for entrustment of management, or for sharing with another person all profits and losses in relation to the business or of a similar contract;

4.	Acquisition of all or part of business of any other company, which may have a great influence upon the business of the Company;

5.	Merger or consolidation of the Company (excluding a small scale merger or consolidation);

6.	Matters required to be approved by the General Meeting of Shareholders, which have material effects on the company’s assets, as determined by the Board of Directors; and

7.	Any other matter for which such vote is required by Korean laws and regulations.

Article 25.	Exercise of Voting Right in Writing

(1)	Any shareholder entitled to exercise its voting rights at a General Meeting of Shareholders in writing without being present at such General Meeting of Shareholders.

(2)	In connection with Paragraph (1) above, the Company shall attach the document necessary for the shareholder’s exercise of its voting rights in writing and any reference documents to the written notice for convening a General Meeting of Shareholders.

(3)	A shareholder, who intends to exercise its voting rights in writing, shall fill in the document referred to in Paragraph (2) above and submit such document to the Company one (1) day prior to the date of the relevant General Meeting of Shareholders.

Article 26.	Minutes of General Meeting of Shareholders

The substance of the course of the proceedings of a General Meeting of Shareholders and the results thereof shall be recorded in the minutes which shall bear the names and seals or signatures thereon of the presiding officer and of the Directors present at the meeting, and shall be preserved in the archives of the Company.

CHAPTER V. BOARD OF DIRECTORS

Article 27.	Number of the Directors

The total number of Directors of the Company shall be at least three (3) but no more than twelve (12) Directors, among which the Outside Directors shall constitute the majority of the total number of the Directors.

Article 28.	Election of the Directors and Representative Directors

(1)	The Directors shall be elected at the General Meeting of Shareholders.

(2)	By resolution of the Board of Directors, a number of Representative Directors may be appointed from among Inside Directors. On recommendation of the Chairman, the Board of Directors may grant an Inside Director the position of President, Executive Vice President, Senior Managing Director and Managing Director.

(3)	If Directors are appointed by a cumulative voting, the Inside Directors and the Independent Outside Directors are separately considered, and then, the cumulative voting shall apply to each group.

Article 29.	Appointment of the Chairman and the Representative Director

(1)	By resolution of the Board of Directors, the Chairman and the Representative Director shall be elected from among the Inside Directors after his qualification is approved by the CEO Candidate Recommendation Committee.

(2)	In the event a candidate for the position of Inside Director is nominated as the Chairman and the Representative Director candidate and approved by the CEO Candidate Recommendation Committee, the Board of Directors shall recommend the name of one (1) The Chairman and the Representative Director candidate at the General Meetings of Shareholders. Where the Chairman and the Representative Director candidate is appointed as an Inside Director at General Meetings of Shareholders, the Board of Directors shall appoint the Chairman and the Representative Director candidate as the Chairman and the Representative Director.

(3)	Details concerning the composition and operation of the CEO Candidate Recommendation Committee shall be determined by the Board of Directors.

Article 29-2.	Recommendation of Inside Director Candidate other than the Chairman and the Representative Director

A candidate for Inside Director other than the Chairman and the Representative Director shall be recommended by the Board of Directors after his qualification is approved by the Director Candidate Recommendation Committee as prescribed in Paragraph (1) of Article 45.

Article 29-3.	Qualification for Inside Director Candidate

(1)	An Inside Director shall be a person capable of managing the Company, who has working experience as an officer or employee of the Company or sufficient experience in the related business area.

(2)	A person (i) who retired prior to the completion of the full term of office due to gross negligence or unsound management, (ii) who was sentenced to imprisonment or a heavier penalty and for whom five years have not passed since the termination thereof or exemption therefrom or (iii) who is serving a suspended sentence or who was sentenced to a stay of execution and for whom two years have not passed since the expiration of the period of stay of execution cannot be an Inside Director of the Company.

Article 30.	Recommendation of Candidate for Outside Directors

(1)	A candidate for Outside Director shall be recommended by the Director Candidate Recommendation Committee as prescribed in Paragraph (1) of Article 45. Such candidates shall be among those qualified persons as prescribed in Article 31.

(2)	A shareholder holding voting shares of the Company may recommend a candidate for Outside Director to the Director Candidate Recommendation Committee by the exercise of the shareholder proposal right under the applicable legislation.

(3)	The Director Candidate Recommendation Committee shall determine the details regarding recommendation for, and evaluation on qualification of, candidates for Outside Director.

Article 31.	Qualification for Candidate for Outside Directors

An Outside Director must have sufficient and professional knowledge or experience in the areas of industry, finance, education, law, accounting and public administration and also must be qualified under the relevant laws.

Article 32.	Duties of Representative Director

(1)	Each Representative Director shall represent the Company, execute matters determined by the Board of Directors, control all affairs of the Company and provide all Directors with the updated information regarding the recent status of management and the Company.

(2)	The Representative Directors and Directors shall carry on the administration of the affairs of the Company in accordance with the duties assigned to them by the Chairman.

Article 33.	Duties of Directors

(1)	The Directors, as the prudent manager, shall faithfully perform their duties for the Company such as attending the meeting of the Board of Directors, etc. in accordance with the laws and the Articles of Incorporation.

(2)	If a Director finds any matter that may inflict any material loss to the Company, he shall immediately report it to the Audit Committee.

Article 34.	Term of Directors

The term of office of the Directors shall be within three (3) years; provided, however, that the term of office for Directors shall be extended until the close of an Ordinary General Meeting of Shareholders which is to be held with respect to the fiscal year which is the last to end during their terms in office.

Article 35.	By-Election

(1)	In the event of any of the absence or inability to perform the duties as a Director, an Extraordinary General Meeting of Shareholders shall be convened to fill the vacancy. However, in the case the number of remaining Directors satisfies the legal requirement and such vacancy does not cause any difficulties in the operation of the business, the appointment through by-election may be suspended, or postponed until the holding of the next Ordinary General Meeting of Shareholders.

(2)	In the event that the number of Outside Directors is less than a majority of total number of Directors due to death or resignation of Outside Directors or for any other reason, Outside Directors shall be elected to fill the vacancy at the General Meeting of Shareholders to be held first after such cause so as for the number of Outside Directors to constitute a majority of total number of Directors.

Article 36.	Remuneration of Directors

(1)	The limits of the salaries and performance incentives of the Directors shall be determined by resolution of the General Meeting of Shareholders. The Board of Directors shall determine the detailed operation standards thereof.

(2)	Any severance allowance paid to the Inside Directors shall be in accordance with Severance Allowance Regulations for Directors as approved by shareholders at the General Meeting of Shareholders.

(3)	The Company may pay to Outside Directors for expenses incurred during performance of services as required of Outside Directors.

Article 37.	Indemnification of Directors

The Company shall indemnify, to the extent permitted by the Korean Commercial Code, the Directors from and against all expenses, losses or liabilities incurred in connection with defending any action, claim or proceeding to protect the interest of the Company, except for in case of the Directors’ willful misconduct or negligence with respect to their duties.

Article 38.	Authority of the Board of Directors

(1)	The Board of Directors shall have the power to take actions in respect of all such acts and things put on the agenda by any of the Directors relating to important matters regarding the administration of the Company or as are required by laws or regulations or by these Articles of Incorporation.

(2)	The Board of Directors may delegate its powers to the Special Committees as prescribed in Paragraph (1) of Article 45 in accordance with the Korean laws and regulations and these Articles of Incorporation.

Article 39.	Constitution and Convocation of Meeting of the Board of Directors

(1)	The Board of Directors shall consist of all the Directors.

(2)	The Presiding Director of the Board of Directors may convene all Meetings of the Board of Directors. Any other Director who wishes to convene a Meeting of the Board of Directors shall make his request to the Presiding Director of the Board of Directors and the Presiding Director shall convene the Meeting. If the Presiding Director of the Board of Directors fails to convene the Meeting without justifiable reasons, other Directors may convene such Meeting.

(3)	Written or oral notice of each Meeting of the Board of Directors shall be given at least one day prior to the scheduled meeting date to each of the Directors. No notice shall, however, be required for a regular Meeting of the Board of Directors or if all of the Directors consent thereto.

(4)	The Board of Directors may allow the Directors to attend, and vote at, the meeting of the Board of Directors by tele-conferencing, instead of attending and voting in person at such meeting. In such case, a Director participating in the Board Meeting by such arrangement shall be considered to be present at the Meeting of the Board of Directors.

Article 40.	Presiding Director of the Board of Directors

(1)	The Presiding Director of the Board of Directors shall be appointed by the resolution of the Board of Directors among Outside Directors.

(2)	The term of office of the Presiding Director shall be one (1) year, and the Presiding Director shall not be reappointed to the office.

(3)	In the event that the Presiding Director cannot preside at a Meeting of the Board of Directors, Outside Director in order of seniority (if the seniority is the same, the oldest has the priority) shall take his place as presiding Director.

Article 41.	Adoption of Resolutions of the Board of Directors

(1)	The Majority of Directors shall constitute a quorum for a Meeting of the Board of Directors. All actions and resolutions taken at a Meeting of the Board of Directors shall be adopted by the affirmative vote of a majority of the Directors present. Notwithstanding the foregoing, the adoption of a resolution by the Board of Directors with respect to the election of the Chairman and the Representative Director candidate may be separately decided by the Board of Directors whose quorum shall not exceed the affirmative vote of two-thirds (2/3) of all of the Directors.

(2)	A Director having a special interest with respect to the resolution shall not exercise his voting right.

Article 42.	Formalities of the Board of Directors

Directors shall set the agenda for each Meeting and make proposals for resolution thereat. If any Director plans to make proposals at the Meeting of the Board of Directors, he shall submit a written summary thereof to the Presiding Director of the Board of Directors and the Chairman and Representative Director in advance.

Article 43.	Matters of Urgency

The Chairman and Representative Director may act upon matters of urgency without resolution of the Board of Directors by obtaining prior consent of more than two-thirds (2/3) of other Directors. A Meeting of the Board of Directors for the next term shall be convened to deliberate on and ratify the actions so taken.

Article 44.	Minutes of the Meeting of the Board of Directors

With respect to the proceedings of the Meetings of the Board of Directors, the minutes should be made. The agenda, the substances of course, and the results of the proceedings of the Meetings of the Board of Directors, the name of objecting director and the reasons of objection shall be recorded in the minutes which shall bear the names and seals or the signatures thereon of the Directors present at the Meeting.

Article 45.	Special Committees

(1)	The Company shall have special committees under the control of the Board of Directors as follows:

1.	Director Candidate Recommendation Committee;

2.	Evaluation and Compensation Committee;

3.	Finance and Operation Committee;

4.	Executive Management Committee;

5.	Audit Committee; and

6.	Related Party Transactions Committee.

(2)	Except as otherwise provided by any relevant laws, authority, constitution and operation of the special committee shall be determined by a resolution of the Board of Directors.

(3)	Matters regarding composition and duties of the Audit Committee shall be determined in accordance with Chapter VI.

Article 46.	Unregistered Officers

(1)	The Company shall have Unregistered Officers to execute the matters resolved by the Board of Directors and the matters important to the management of the Company.

(2)	The Unregistered Officers shall be appointed by the Representative Director and C.E.O.; provided, however, that the appointment of the Unregistered Officers to the important positions that the Board of Directors decides shall require the approval of the Board of Directors.

(3)	The Unregistered Officers are President, Senior Executive Vice Presidents, Senior Managing Directors and Managing Directors, and the salaries and performance incentives payable to such Unregistered Officers shall be determined by the Board of Directors or by the Representative Director and C.E.O., to the extent the Representative Director and C.E.O. has been delegated such authority by the Board of Directors. Any severance allowance shall be distributed in accordance with the standards for the President, Senior Executive Vice Presidents, Senior Managing Directors and Managing Directors pursuant to the Directors Severance Allowance Regulations as approved by the General Meeting of Shareholders.

(4)	The allocation of work among the Unregistered Officers shall be decided by the Representative Director and C.E.O

(5)	The term of office of the Unregistered Officers shall not be more than two (2) years; provided, however, that the proviso of Article 34 may apply mutatis mutandis to the Unregistered Officers.

Article 47.	Consultant and Part-time Officer

The Company may have consultants and part-time officers who will be treated as Officers of the Company if it is required for the business.

CHAPTER VI. Audit Committee

Article 48.	Constitution and Appointment of Members of Audit Committee

(1)	The Audit Committee of the Company shall consist of three (3) or more Directors. All of the members shall be elected from among the Outside Directors.

(2)	A member of the Audit Committee shall be appointed or dismissed at the General Meeting of Shareholders. When appointing a member of the Audit Committee, a shareholder holding more than three percent (3%) of the Company’s issued and outstanding shares shall not be entitled to exercise his voting rights for that excess portion.

(3)	In the event that the number of the Audit Committee does not satisfy the requirement referred to in Paragraph (1) due to the death or resignation of members or any other reasons, the members shall be elected to fill the vacancy at the General Meeting of Shareholders to be held first after such cause so as for the number of members to satisfy the requirement referred to in Paragraph (1).

(4)	The chairman of the Audit Committee shall be elected by a resolution of the Audit Committee.

Article 49.	Duties of Audit Committee

(1)	The Audit Committee shall examine the accounting and financial records of the Company.

(2)	The Audit Committee may request to convene an Extraordinary General Meeting of Shareholders by submitting a written request specifying the agenda of the meeting and the reason for the meeting.

(3)	If deemed necessary, the Audit Committee may request to convene a Board Meeting by submitting a written request specifying the agenda of a meeting and the reason for a meeting to the Presiding Director.

(4)	The Audit Committee may directly convene a Board Meeting if a meeting has not been convened immediately on the request of the Audit Committee in accordance with Paragraph (3) of this Article.

(5)	If it is required for management purpose, the Audit Committee may demand a subsidiary to make a report on the business. In such case, if the subsidiary fails to make an immediate report, or it is required to confirm the contents of such report, the Audit Committee may investigate the business and assets of the subsidiary.

(6)	The Audit Committee shall prepare an audit report on the Company’s financial statements and shall report thereof to the General Meeting of Shareholders.

(7)	The Audit Committee shall record the course of the proceedings of their meetings and the results thereof in the minutes and shall record the procedure of the inspection and the results thereof in the inspection book, on which the name and seal of the members shall be affixed or which shall be signed by such members.

(8)	The Audit Committee may receive advice from outside professionals when necessary, for which the Company shall cover any expenses therefrom.

Article 50.	Quorum and Adoption of Resolutions

Article 41 shall apply, mutatis mutandis, to the quorum and adoption of resolution of the Audit Committee.

Article 51.	Appointment of External Auditor

An External Auditor of the Company pursuant to the Act on External Audit of Stock Companies shall be appointed by the approval of the Audit Committee. The details of the aforesaid appointment shall be reported to the shareholders at the Ordinary General Meeting of Shareholders for the fiscal year during which such appointment was or shall be made known to the shareholders in accordance with relevant laws and regulations.

CHAPTER VII. ACCOUNTING

Article 52.	Fiscal Year

The fiscal year of the Company shall commence on each January 1 and shall end on December 31 of the same year.

Article 53.	Submission, Approval and Publication of Financial Statements

(1)	After the end of each fiscal year, the Representative Directors shall prepare and submit, with the Board of Directors’ approval therefor, to the Audit Committee at least six (6) weeks before the date set for an Ordinary General Meeting of Shareholders, the following documents with its supplementary schedules:

1.	A balance sheet;

2.	A profit and loss statement;

3.	Documents designated by the Presidential Decree and decided by the Board of Directors;

4.	A consolidated financial statement; and

5.	A business report for the pertinent fiscal year:

(2)	Upon receiving the documents specified under Paragraph (1) above, the Audit Committee shall prepare and submit an auditor’s report to the Representative Director one (1) week before the date of each Ordinary General Meeting of Shareholders.

(3)	The Representative Directors shall make available for inspection for five (5) years at the head office and copies thereof for three (3) years at branch offices, the documents prescribed under Items 1 through 4 of Paragraph (1) of this Article and the auditor’s report of the Company beginning from one (1) week before the date of each Ordinary General Meeting of Shareholders.

(4)	The Representative Director shall submit and seek approval of the documents prescribed under Items 1 through 4 of Paragraph (1) of this Article at an Ordinary General Meeting of Shareholders. The Representative Directors shall report a business report to an Ordinary General Meeting of Shareholders.

(5)	The Representative Directors shall make public the balance sheet, without delay, after an Ordinary General Meeting of Shareholders has approved the documents described in Paragraph (4).

Article 54.	(Deleted)

Article 55.	Disposition of Retained Earnings

Retained earnings for any fiscal year shall be disposed in the following order, but it may be appropriated for purposes other than those listed below if approved by the General Meeting of Shareholders:

1.	Legal reserves (required to be more than one-tenth of cash dividends paid for the pertinent fiscal year);

2.	Other statutory reserves;

3.	Dividends to shareholders;

4.	Merits bonuses for retiring Directors;

5.	Discretionary reserves;

6.	Average dividend reserves and other dispositions; and

7.	Retained earnings carried forward to next fiscal year.

Article 56.	Dividends

(1)	Dividends may be paid in cash, shares, or any other form of property.

(2)	In the case of stock dividends, the Company may issue different types of shares to the shareholders by resolution of the General Meeting of Shareholders.

(3)	The Company may pay interim dividends in cash, shares or any other form of property by a resolution of the Board of Directors each fiscal year. In such case, the record date for the distribution of interim dividends shall be the 30th day of June.

(4)	Dividends referred to in Paragraphs (1) and (3) shall be paid to the shareholders and registered pledgees whose names appear in the shareholders’ register of the Company as of the last day of each fiscal year or the record date for the distribution of interim dividends.

Article 57.	Cancellation of Shares with Profits

The Company, by a resolution of the Board of Directors, may repurchase and cancel its outstanding shares with the incomes distributable to the shareholders following the methods set forth in the applicable laws or regulations.

ADDENDA (March 16, 2012)

Article 27 of the Articles of Incorporation shall be effective from the date the Ordinary General Meeting of Shareholders for the 44th fiscal year approves such Article while the other amended Articles shall be effective from April 15, 2012.